Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-40220) of Pacific Capital Bancorp of our report dated June 18, 2003 relating to the financial statements and financial statement schedule of the Pacific Capital Bancorp Incentive & Investment and Salary Savings Plan, which appears in this Form 11 -K.

/S/: PricewaterhouseCoopers LLP
Hartford, Connecticut
June 24, 2003